EXHIBIT 99.1
Cheniere Partners Announces Expiration and Final Results of Sabine Pass LNG's Cash Tender Offer for Sabine Pass LNG's Outstanding 7.25% Senior Secured Notes due 2013

Houston, Texas - October 30, 2012 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) announced today the expiration and final results of the previously announced cash tender offer by its wholly owned subsidiary, Sabine Pass LNG, L.P. (“SPLNG”), relating to any and all of SPLNG's outstanding 7.25% Senior Secured Notes due 2013 (CUSIP/ISIN Nos. 785583 AA3, U8596QAA0, 785583 AC9, US785583AA33, USU8596QAA05, US785583AC98) (the “Notes”) pursuant to its Offer to Purchase dated October 1, 2012 relating to the tender offer. The tender offer for the Notes expired at 12:00 a.m. (meaning the end of such day), New York City time, on October 29, 2012 (the “Expiration Date”).
SPLNG previously accepted for purchase $533,633,000 in aggregate principal amount of the Notes, which had been validly tendered and not validly withdrawn prior to the early tender time of 5:00 p.m., New York City time, on October 15, 2012 (the “Early Tender Deadline”).
On October 30, 2012, SPLNG accepted for purchase an additional $306,000 in aggregate principal amount of the Notes, which was validly tendered and not validly withdrawn after the early tender time but prior to the expiration time, for a total of $533,939,000 in aggregate principal amount, or approximately 97% of the aggregate principal amount outstanding.
Holders of Notes who validly tendered and did not validly withdraw their Notes on or prior to the Early Tender Deadline received total consideration of $1,073.55, plus accrued and unpaid interest, for each $1,000 principal amount of the Notes accepted for purchase.  The total consideration includes a $30.00 early tender payment for the Notes.  Holders of the Notes who validly tendered their Notes after the Early Tender Deadline and on or prior to the Expiration Date received tender offer consideration of $1,043.55, plus accrued and unpaid interest, for each $1,000 principal amount of the Notes accepted for purchase.
SPLNG issued a notice of redemption on October 16, 2012 to redeem all of the remaining outstanding Notes at the currently applicable redemption price, which includes a make-whole premium and accrued and unpaid interest, in accordance with the indenture.  SPLNG expects to repurchase the remaining Notes on November 15, 2012.
Credit Suisse Securities (USA) LLC acted as the Dealer Manager for the tender offer and Global Bondholder Services Corporation acted as the Information Agent and Depositary for the tender offer.
SPLNG's obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Letter of Transmittal.  This press release does not constitute an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful. The tender offer is being made solely pursuant to the Offer to Purchase and related documents made available to holders of the Notes.

Additional Information
Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass Channel in western Cameron Parish, Louisiana.  The Sabine Pass LNG terminal has regasification and send-out capacity of 4.0 billion cubic feet per day (Bcf/d) and storage capacity of 16.9 billion cubic feet equivalent (Bcfe).  Cheniere Partners is developing a project to add liquefaction and export capabilities adjacent to the existing infrastructure at the Sabine Pass LNG terminal.
Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding Cheniere Partners' business strategy, plans and objectives, including the use of proceeds from the offering, and SPLNG's ability to consummate the tender offer and subsequent redemption, and the anticipated timing thereof, as well as its offering of new senior secured debt securities.  Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259